NeoStem Acquires Progenitor Cell Therapy

Becomes single source for collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science globally

NEW YORK and ALLENDALE, N.J., Jan. 20, 2011 /PRNewswire/ -- NeoStem, Inc. (NYSE Amex: NBS) and Progenitor Cell Therapy LLC announced today the closing of their previously announced merger transaction. NeoStem is an international biopharmaceutical company with a 51% ownership interest in a profitable Chinese generic pharmaceutical manufacturing company and has stem cell operations in the U.S. and China, while Progenitor Cell Therapy, LLC is a privately held cell therapy company with operations on the east and west coast of the U.S. serving the cell therapy community with cGMP state-of-the art cell therapy manufacturing facilities, and processing and storage facilities for stem cells collected from the umbilical cord at birth.

PCT's revenue generating business will complement NeoStem's growing adult stem cell operations and PCT's management adds to NeoStem the over 100 years' collective experience of the PCT management team in the business and science of cell therapy and its development. Since its inception in 1999, PCT has served over 100 clients from around the world and has experience with more than 20 different cell based therapeutics. PCT has performed over 30,000 cell therapy procedures in its cell therapy manufacturing facilities, and processed and stored over 18,000 cell therapy products (including approximately 7,000 umbilical cord blood units, 10,000 blood and marrow derived stem cell units and 1,000 dendritic cell units) and arranged the logistics and transportation for over 14,000 cell therapy products for clinical use by over 5,000 patients.

Dr. Robin Smith, MD, MBA, CEO of NeoStem said, "The merger with PCT is a significant step toward NeoStem's goal of becoming a leader in the fast-growing Stem Cell Industry, generating revenues, and developing and licensing therapies to be used in the United States and abroad. We have purchased revenues and expertise, and reduced NeoStem's prior expense line as PCT was a vendor to NeoStem. We are developing a 'one-stop-shop' global network of cell therapy core competencies by adding cell therapy manufacturing and storage facilities as well as integrated regulatory compliant distribution capacity for the evolving cell therapy industry. The addition of PCT will allow NeoStem to focus on growing the cord blood and adult stem cell banking, cellular manufacturing and therapeutic business, as well as expanding our businesses in Asia and other countries, while continuing to develop our intellectual property and acquire new technology."

Dr. Andrew Pecora, PCT's CEO, will continue his involvement with the combined companies by shifting his role from PCT's Chief Executive Office to Chief Medical Officer, and has been invited and has agreed to join the NeoStem Board of Directors. Dr. Pecora said, "Our merger with NeoStem will provide the rapidly developing cell therapy industry with a dynamic global development and manufacturing platform that can accelerate the pace of commercialization of future cell therapeutics."

LifeTech Capital, an investment banking firm focused on the life science industry, advised NeoStem by providing a valuation analysis of the transaction. LifeTech Capital is a division of Aurora Capital LLC.

About NeoStem, Inc.

NeoStem, Inc. is an international biopharmaceutical company with adult stem cell operations in the U.S., a network of adult stem cell therapeutic providers in China as well as a 51% ownership interest in a profitable Chinese generic pharmaceutical manufacturing company. NeoStem is focused on accelerating the development of proprietary cellular therapies and becoming a single source for collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science globally. The Company also has licensed various cellular therapy technologies, including worldwide exclusive licenses to a wound healing technology and to VSEL™ Technology which uses very small embryonic-like stem cells, which are adult stem cells that have been shown to have several physical characteristics that are generally found in embryonic stem cells, and a T-cell regulatory technology through the acquisition of Progenitor Cell Therapy, LLC.

For more information, please visit: http://www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the ability of PCT's business to complement NeoStem's adult stem cell operations and successful execution of the Company's strategy, as well as other advances in the Company's business, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010, its Form S-4/A filed with the Securities and Exchange Commission on December 3, 2010 as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control. NeoStem may experience difficulties in integrating PCT's business and could fail to realize potential benefits of the merger. Acquisitions may entail numerous risks for NeoStem, including difficulties in assimilating acquired operations, technologies or products, including the loss of key employees from acquired businesses.

For more information, please contact:

NeoStem, Inc.
Robin Smith, CEO
Phone: +1-212-584-4174
Email: rsmith@neostem.com
Web: http://www.neostem.com

CONTACT: NeoStem, Inc.: Robin Smith, CEO, +1-212-584-4174, rsmith@neostem.com